Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 10, 2013 except for Note 5 and Note 12, as to which the date is October 3, 2013 with respect to the consolidated financial statements of Rice Drilling B LLC and our report dated October 3, 2013 with respect to the balance sheet of Rice Energy Inc., in the Registration Statement (Form S-1) dated January 6, 2014 and related Prospectus of Rice Energy Inc.

/s/ ERNST & YOUNG LLP

Pittsburgh, Pennsylvania

January 3, 2014